EXHIBIT 10.1

The CIT Group/Business Credit, Inc. T: 212 382-7000 1211 Avenue of the Americas New York, NY 10036

CIT

April 15, 2005

Pharmaceutical Formulations, Inc.
460 Plainfield Avenue
Edison, New Jersey 08818

Konsyl Pharmaceuticals, Inc.
8050 Industrial Park Road
Easton, Maryland 21601

WAIVER

Ladies and Gentlemen:

Reference is made to the First Amended and Restated Financing Agreement dated May 15, 2003 between The CIT Group/Business Credit ("Lender") and Pharmaceutical Formulations, Inc. and Konsyl Pharmaceuticals, Inc., jointly and severally as borrower (collectively herein referred to as "Borrower"), as supplemented and amended from time to time (the "Financing Agreement"). Capitalized terms used and not otherwise defined in this letter shall have the meanings given to such terms in the Financing Agreement.

Borrower has advised lender that Borrower (i) has violated the provisions of clause (a) Section 7.8 of the Financing Agreement by failing to deliver to lender the audited annual financial statements of Borrower required therein within 90 days of the end of Borrower's Fiscal Year ended January 1, 2005, and (ii) has violated (or may have violated) the financial covenants set forth in Section 7.10, Paragraphs (a), (d) and (e) of the Financing Agreement for the applicable fiscal periods ended January 1, 2005, January 29, 2005, February 26, 2005 and April 2, 2005 (the violations described in clauses (i) and (ii) above are referred to herein collectively as the "Identified Events of Default"). Borrower has requested that lender waive the Identified Events of Default.

In response to Borrower's request and subject to the following sentence, Lender hereby waives the Identified Events of Default. Lender's waiver of the Identified Event of Default described in clause (i) of the first sentence of the preceding paragraph is conditioned upon Borrower's compliance with the terms of clause (a) of Section 7.8 of the Financing Agreement on or prior to April 20, 2005. In the event that Borrower fails to comply with such terms by April 20, 2005, lender's waiver of the Identified Event of Default described in clause (i) of the first sentence of the preceding paragraph shall be null and void and of no force and effect.

In consideration of (i) Lender's waiver of the Identified Events of Default on the terms set forth herein, Borrower agrees to pay to Lender an accommodation fee of $15,000, and (ii) the preparation of this agreement by our in-house legal department, Borrower agrees to pay to Lender's Documentation Fee of $300. Such fees shall be due and payable in full on the effective date of this letter and may, at Lender's option, be charged to the Revolving Loan Agreement on such date.

To induce lender to waiver the Identified Events of Default, Borrower agrees to provide to Lender, on or prior to May 31, 2005, revised monthly financial projections in form and substance reasonably satisfactory to Lender for Borrower's Fiscal Year ending December 31, 2005, which projections must reflect Borrower's actual financial performance during Borrower's first Fiscal Quarter of 2005. The failure of Borrower to timely deliver such projections to Lender shall constitute an Event of Default. Borrower also agrees that notwithstanding any existing agreement (oral or written) between Lender and Borrower to the contrary, commencing with the month of April 2005, Borrower will deliver to lender the financial reports specified in clauses (b) and (c) of Section 7.8 of the Financing Agreement as and when such financial reports are due thereunder.

Lender reserves all of Lender's rights and remedies under the Financing Agreement which Lender may exercise at any time against Borrower and any guarantors or pledgors, including without limitation the rights to terminate the Financing Agreement, demand payment of all of the Obligations, commence legal action to enforce collection thereof, and realize upon the Accounts and/or all other collateral pledged to lender under or in connection with the financing Agreement. Nothing contained herein shall be construed as a waiver of Lender's rights to exercise at any time any other right or remedy available to lender under the Financing Agreement, the guaranties or applicable law.

Except as set forth herein, no other waiver of, or change in any of the terms, provisions or conditions of the Financing Agreement is intended or implied. This agreement shall not constitute a waiver of any Default or Event of Default under the Financing Agreement (whether or not Lender has knowledge thereof) other than the Identified Events of Default, and shall not constitute a waiver of any future Default or Event of Default whatsoever.

Please acknowledge Borrower's agreement to the terms and conditions of this letter by signing and returning to Lender the enclosed copy of this letter by no later than April 18, 2005. In addition, Parent must sign below to confirm that Parent's Guaranty shall continue in full force and effect notwithstanding this agreement and the transactions contemplated hereby, and that the foregoing waivers shall not affect, modify or diminish Parent's obligations or liabilities to lender under such Guaranty and/or any related pledge or security agreements executed by Parent in favor of Lender. This letter shall become effective upon Lender's receipt of this letter executed by Borrower and Parent.

Very truly yours, THE CIT GROUP/BUSINESS CREDIT, INC. By: /s/ John R. Thomas Title: Assistant Vice President

Read and Agreed to:

PHARMACEUTICAL FORMULATIONS, INC. By: /s/ James C. Ingram Title: C.E.O.	KONSYL PHARMACEUTICALS, INC. By: A.E. Toth, Jr. Title: VP & CFO

Confirmed:

ICC INDUSTRIES INC.
As guarantor under any applicable
Guaranty in favor of Lender

By:    /s/ John L. Oram
Title: John L. Oram, President